EXHIBIT 10.3
CAPITAL PURCHASE PROGRAM AGREEMENT AND WAIVER
     This Executive Compensation Agreement (the “Agreement”) is made and entered into effective as of January 9, 2009, by and between F.N.B. Corporation, a Florida corporation (the “Company”), and                                         (the “Executive”).
     WHEREAS, the Company, through the Committee, also has made certain equity-based compensation awards to the Executive (the “Awards”), and provides compensation and benefits through other plans, programs and arrangements (such plans, programs and arrangements are herein referred to collectively as the “Plans”); and
     WHEREAS, the United States Department of the Treasury (the “UST”), under the Troubled Asset Relief Program established by the Emergency Economic Stabilization Act of 2008 (“EESA”), has implemented the Capital Purchase Program (“CPP”), under which the UST may purchase shares of preferred stock and warrants from eligible financial institutions; and
     WHEREAS, the UST has promulgated certain requirements and conditions for institutions that wish to participate in the CPP, including the imposition of certain restrictions on executive compensation; and
     WHEREAS, the UST retains the right to and may promulgate additional requirements and guidelines for institutions that wish to participate in the CPP; and
     WHEREAS, the Company and the Executive believe that it is in the best interests of the Company to participate in the CPP in order to utilize a potential new source of capital that will provide the Company with economic benefits; and
     WHEREAS, the Company and the Executive now consider it desirable to amend the Policy, Plans and Awards by this Agreement to qualify for participation in the CPP;
     NOW THEREFORE, in consideration of the mutual promises herein made and for the benefits the Executive will receive as a result of the Company’s participation in the CPP, the sufficiency of which are expressly acknowledged, the Company and the Executive agree as follows:
     1. During any “CPP Covered Period,” notwithstanding any other provision of the Policy, Plans or Awards, to the contrary, the limitations and restrictions of Section 111(b) of EESA will apply to the Company and the Executive, and the Policy, Plans and Awards are hereby deemed amended by this Agreement. A “CPP Covered Period” is any day on which (A) the Executive is a “senior executive officer” (as defined in Section 111(b)(3) of EESA), and (B) the UST holds an equity or debt position acquired from the Company in the CPP.
     2. During any CPP Covered Period, the Executive hereby agrees and consents to take such actions as are necessary and appropriate to establish modifications, conditions, or other restrictions on the Executive’s compensation, including, without limitations, amendments of the Policy, Plans and Awards, in order to comply with Section 111(b) of EESA, its conforming regulations, and any other relevant requirements of EESA and the CPP, as applicable, including, without limitation, termination of the Policy, Plans, Awards, or other compensation arrangements, to the extent such action may reasonably be deemed necessary by the Company, in the opinion of its counsel, in order to so comply. Without limiting the application of the preceding sentence, the Executive hereby consents to the amendment of the Policy, Plans, and Awards, as they relate to the Executive, and the Executive formally waives any claims the Executive may otherwise have against the Company, its subsidiaries, affiliates, assigns or successors (including any officer or director thereof) relating to the amendment or any termination of the Policy, Plans, Awards, and other compensation arrangements.
     3. The Executive hereby voluntarily waives any claim against the United States or the Company for any changes to the Executive’s compensation or benefits that are required to comply with the regulation issued by the UST as published in the Federal Register on October 20, 2008 (the “Regulation”). The Executive acknowledges that the Regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements) that the Executive has with the Company or in which the Executive participates as they relate to the CPP Covered Period. This waiver includes all claims the Executive may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulation, including without limitation a claim for any compensation or other payments the Executive would otherwise receive, any challenge to the process by which the Regulation was adopted and any tort or constitutional claim about the effect of the Regulation on the Executive’s employment relationship.
     4. If the UST provides notice, in order to comply with Section 111(b)(2)(B) of EESA requiring, the Company to claw back, because the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, all or any bonus or incentive compensation paid to the Executive during any CPP Covered Period, the Company will indemnify the Executive for reasonable legal fees incurred in connection with any challenge to the UST’s claims and will reimburse the Executive’s reasonable expenses incurred in the filing of amended or other tax returns as may be necessary in connection with such clawback, in each case subject to the same terms and conditions for the indemnification of officers as apply under the Company’s by-laws; in each case, provided that the materially inaccurate financial statements or any other materially inaccurate performance metric criteria that resulted in the clawback requirement was not caused, directly or indirectly, by the Executive’s misconduct or gross negligence.
     5. Any deemed amendment of the Policy, Plans and Awards will only apply to the Executive during a CPP Covered Period, and will automatically lapse as to the Executive and the Company on the close of business on the day the UST no longer holds an equity or debt position acquired from the Company in the CPP.
     6. If any portion of this Agreement is found to be invalid or unenforceable, the remainder of the Agreement shall remain in full force and effect. This Agreement shall constitute the entire agreement between the Company and the Executive with respect to the subject matter hereof and supersedes all prior or contemporaneous representations and agreements related thereto.
     7. This Agreement will be governed by Delaware law.
     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement on the date indicated above.

F.N.B. CORPORATION		EXECUTIVE

By:

Robert V. New, Jr.
President and Chief Executive Officer